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                               PRESS RELEASE


Today's Date:  October 30, 1997               Contact:  Bill W. Taylor
Release Date:  Immediately                    Executive Vice President and
                                              Chief Financial Officer
                                              (903) 586-9861


                        Jacksonville Bancorp, Inc.


Jacksonville Bancorp, Inc. (JXVL-NASDAQ) announced today that it has extended the time for repurchasing 29,173 shares remaining from the 127,073 shares approved for repurchase on April 24, 1997 by the Office of Thrift Supervision. These 29,173 remaining shares will be purchased at the prevailing market price from time to time depending on market conditions.

Jerry Chancellor, President and Chief Executive Officer, indicated that the Board of Directors extended the time period of the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company and its subsidiaries. The repurchase shares will become treasury shares available for general corporate purposes.

Jacksonville Bancorp, Inc. is the holding company of Jacksonville Savings Bank, SSB. Jacksonville Savings Bank, SSB operates from its home office in Jacksonville, Texas and through its branches in Tyler, Longview, Palestine, Athens and Rusk. At September 30, 1997, Jacksonville Bancorp, Inc. had $233.2 million in assets and $33.6 million in stockholders' equity. The Company currently has 2,443,568 shares outstanding.

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